Exhibit V

Rights Purchase Agreement

RIGHTS PURCHASE AGREEMENT

This RIGHTS PURCHASE AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this "Agreement") is entered into as of July 6, 2017 by and among Ironsides P Fund L.P. and Ironsides Special Situations Master Fund II L.P. (each, a "Seller" and collectively, the "Sellers") and PJC Investments, LLC, a Texas limited liability company (the "Purchaser").
WHEREAS, each Seller is the beneficial owner of certain 8.50% Senior Unsecured Convertible Notes due 2019 (the "Convertible Notes") issued by Emergent Capital, Inc. (the "Company"); and
WHEREAS, the Company has offered, pursuant to the Offer to Exchange, dated April 18, 2017 (the "Exchange Offer"), for each $1,000 in principal amount of Convertible Notes accepted for exchange in the Exchange Offer, (i) new 5.0% Senior Unsecured Convertible Notes due 2023 (the "New Convertible Notes") and (ii) the right to purchase shares of its common stock, par value $0.001 per share (the "Common Stock"); and
WHEREAS, as a result of the Exchange Offer, for each $1,000 in principal amount of Convertible Notes accepted for exchange in the Exchange Offer, each Seller will receive (i) New Convertible Notes and (ii) the right (the "Exchange Common Stock Purchase Rights") to purchase shares of Common Stock (the "Shares"); and
WHEREAS, each Seller has agreed, pursuant to the Master Transaction Agreement (as defined below), to tender all the Convertible Notes beneficially owned by it into the Exchange Offer and receive, among other things, the Exchange Common Stock Purchase Rights; and
WHEREAS, each Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from each Seller, the Exchange Common Stock Purchase Rights and, in connection therewith, purchase Shares issued by the Company, in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.	CONVERTIBLE NOTE TENDER

1.1.            Convertible Note Tender.  Each Seller has entered into that certain master transaction agreement dated March 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Master Transaction Agreement") by and among the Company, the Purchaser, and each Seller. Each Seller has tendered or will tender, in accordance with the Master Transaction Agreement, 100% of the principal amount of all Convertible Notes beneficially owned by such Seller into the Exchange Offer and, as a result, is or will be entitled to the Exchange Common Stock Purchase Rights with respect to the Convertible Notes beneficially owned by such Seller that are accepted by the Company in the Exchange Offer.

2.	SALE OF RIGHTS

2.1.            Sale of Exchange Common Stock Purchase Right.  Each Seller hereby sells to, and the Purchaser hereby purchases, all of such Seller's right, title and interest in all of the Exchange Common Stock Purchase Rights held by such Seller. The aggregate purchase price for the Exchange Common Stock Purchase Rights shall consist of a warrant or warrants in the form of the Warrant attached as Exhibit E to the Master Transaction Agreement, (as modified by Amendment No. 1 and Amendment No. 2, the "Warrant(s)") issued in the name of the Sellers and/or their designee(s) at the direction of the Sellers, to purchase 2,000,000 shares of Common Stock subject to the terms and conditions set forth in the Warrant and, notwithstanding the foregoing, having the vesting rights described in Section 2(b)(ii) thereof (the "Purchase Price").

2.2.            Closing of Sale of Exchange Common Stock Purchase Rights. At the Closing (as defined in the Master Transaction Agreement), Purchaser shall cause to be delivered to the Sellers the Purchase Price in the form of one or more Warrants issued to the Sellers or their designee(s) at the direction of the Sellers.

2.3.            Procedures. In connection with the sale of the Exchange Common Stock Purchase Rights by the Sellers to the Purchaser and in order to facilitate the sale and issuance of the Shares to the Purchaser or its designee(s), the parties hereto agree that:

2.3.1.
The Purchaser hereby directs the Sellers, for the benefit of the Purchaser, to (i) indicate on the Letter of Transmittal submitted by the Sellers in connection with the Exchange Offer or (ii) make such elections with their prime brokers in connection with the Exchange Offer, in either case, in order to subscribe for a Full Allotment (as defined in the Exchange Offer) and an Additional Full Allotment (as defined in the Exchange Offer) in connection with the exercise of the Exchange Common Stock Purchase Rights.

2.3.2.
After the Sellers receive notice from the Company regarding the amount of Shares allocated to the Sellers for the benefit of the Purchaser in connection with the exercise of the Exchange Common Stock Purchase Rights described above, the Sellers shall provide such notice (or a copy thereof) to the Purchaser.  Upon receipt of such notice (or copy thereof), the Purchaser or its designee(s), if any, will provide for the payment of the purchase price for the Shares allocated to the Sellers for the benefit of the Purchaser in connection with the exercise of the Exchange Common Stock Purchase Rights described above in accordance with procedures set forth in the Exchange Offer and the Letter of Transmittal or as otherwise directed or permitted by the Company and the Information and Exchange Agent (as defined in the Exchange Offer).  For the avoidance of doubt, the Company, the Purchaser and the Sellers acknowledge and agree that the Purchaser shall be solely liable for the payment to the Company in respect of the Shares allocated to the Sellers for the benefit of the Purchaser in connection with the exercise of the Exchange Common Stock Purchase Rights described above and the Sellers will have no obligation hereunder to provide for any payment to the Company in respect of the Shares allocated to the Sellers for the benefit of the Purchaser in connection with the exercise of the Exchange Common Stock Purchase Rights described above.

2.3.3.
The Sellers will indicate, when and as appropriate to the Information and Exchange Agent and/or the Company with respect to the concurrent settlement of the Exchange Offer and the Closing, to have the Shares allocated to the Sellers for the benefit of the Purchaser in connection with the exercise of the Exchange Common Stock Purchase Rights described above issued by the Company directly to the Purchaser and/or its designee(s) upon payment for such shares by the Purchaser and/or its designee(s).  For the avoidance of doubt, the Company, the Purchaser and the Sellers acknowledge and agree that any Shares allocated to the Sellers for the benefit of the Purchaser in connection with the exercise of the Exchange Common Stock Purchase Rights described above shall be issued by the Company directly to the Purchaser and/or its designee(s).

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1.            Representations and Warranties of the Sellers.  Each Seller, severally and not jointly, hereby represents and warrants as to itself, and agrees with, the Purchaser as follows:

3.1.1.
Organization, Authority, Execution and Enforceability.  Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.1.2.
Consents and Approvals.  No consent, approval, authorization or order of, or filing with, any governmental body or any court is required to be obtained or made by such Seller for the consummation of the transactions contemplated by this Agreement.

3.1.3.
No Violation of Law or Agreement.  Neither the execution and delivery of this Agreement by such Seller, nor the consummation of the transactions contemplated hereby by such Seller, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to such Seller.

3.1.4.
Ownership. Such Seller beneficially owns good and marketable title to the Convertible Notes being tendered into the Exchange Offer by it, and will beneficially own good title to the Exchange Common Stock Purchase Rights with respect to the Convertible Notes beneficially owned by such Seller that are accepted by the Company in the Exchange Offer, free and clear of any taxes or encumbrances; and assuming (a) the expiration of the Exchange Offer and (b) the acceptance by the Company of Convertible Notes beneficially owned by such Seller, such Seller will have conveyed to the Purchaser or its designee(s), if any, good title to the Exchange Common Stock Purchase Rights being transferred with respect to the Convertible Notes beneficially owned by such Seller that are accepted by the Company in the Exchange Offer, free and clear of any security interests, liens, adverse claims, taxes or encumbrances.

3.2.            Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to, and agrees with, the Sellers as follows:

3.2.1.
Organization, Authority, Execution and Enforceability.  The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.2.2.
Investment Representations.  The Purchaser and each designee of the Purchaser, if any, is an "accredited investor" as defined in Rule 501(a) promulgated under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement.  The Purchaser agrees and each designee of the Purchaser, if any, shall agree that it will be acquiring the Exchange Common Stock Purchase Rights and the Shares issued in connection therewith for investment purposes, with no intention of distributing or reselling them or any interest therein.  The Purchaser represents that it and each designee of the Purchaser, if any, has the capacity to evaluate the merits and risks of its investment in the Exchange Common Stock Purchase Rights and the Shares issued in connection therewith and to bear all economic risks of investment in the Exchange Common Stock Purchase Rights and the Shares issued in connection therewith, including a complete loss of its investment.  The Purchaser represents that it and each designee of the Purchaser, if any, has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects, including the Company's publicly available SEC filings, as the Purchaser and each designee of the Purchaser, if any, has determined to be necessary in connection with the purchase of the Exchange Common Stock Purchase Rights.  The Purchaser acknowledges on behalf of itself and each designee of the Purchaser, if any, that the Seller has not made any representation to the accuracy or completeness of any of the SEC filings of the Company.

3.2.3.
Exempted Transaction.  The Purchaser and each designee of the Purchaser, if any,  understands that the Exchange Common Stock Purchase Rights and the Shares issued in connection therewith are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws, have not been registered under the Securities Act or the securities laws of any state, and will be "restricted securities" as said term is defined in Rule 144 of the rules and regulations promulgated under the Securities Act.

3.2.4.
Consents and Approvals.  No consent, approval, authorization or order of, or filing with, any governmental body or any court is required to be obtained or made by the Purchaser and/or its designee(s) for the consummation of the transactions contemplated by this Agreement, other than the written approval of the Florida Office of Insurance Regulation, if applicable.

3.2.5.
No Violation of Law or Agreement.  Neither the execution and delivery of this Agreement by the Purchaser and/or its designee(s), nor the consummation of the transactions contemplated hereby by the Purchaser, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to the Purchaser.

3.2.6.
Sufficiency of Financing.  The Purchaser and/or its designee(s), if any, has, and at the Closing, will have sufficient immediately available funds to purchase, in accordance with Section 2.3.2, the Shares that it is hereby directing the Sellers to subscribe for in connection with such Sellers' Exchange Common Stock Purchase Rights and to otherwise consummate the transactions contemplated by this Agreement.

3.3.            Sellers' and Purchaser's Joint Acknowledgement.  The Sellers and the Purchaser hereby acknowledge and agree that the sale of the Exchange Common Stock Purchase Rights under this Agreement is not a "Transfer" under and as defined in Section 6.14 of the Master Transaction Agreement.

3.4.            Indemnification. Purchaser shall indemnify and hold each Seller and each of their respective officers, directors, Affiliates (as defined in the Master Transaction Agreement), agents and employees (collectively, the "Indemnified Parties") harmless from and against any out-of-pocket loss, liability, taxes, claim, charge, assessed interest, judgment, fine, penalty, damage, fee or expense (including reasonable legal, consultant, accounting and other professional fees and expenses and including any mitigation cost and any cost of determining that there has been a breach under this Agreement) incurred by such Indemnified Party resulting from (a) any breach of any representation and warranty of the Purchaser contained in this Agreement or document, agreement or instrument delivered pursuant to or in connection with this Agreement or (b) any failure by the Purchaser to perform any covenant or agreement hereunder (including, without limitation, the performance of the payment obligations described in Section 2.3.2) or under any document, agreement or instrument contemplated hereby.  The Indemnified Parties shall be third party beneficiaries of this Section 3.4, each of which may enforce the provisions of this Section 3.4. The Purchaser acknowledges that the agreements contained in this Section 3.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Sellers would not enter into this Agreement.

4.	MISCELLANEOUS

4.1.            Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of each party contained herein shall survive the closing of the sale of the Exchange Common Stock Purchase Rights.  Each party may rely on such representations, warranties and covenants irrespective of any investigation made, or notice or knowledge held by, it or any other person.

4.2.            Notices.  All notices and other communications by the Purchaser or the Sellers hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via facsimile transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid.

4.3.            Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party; provided, however, that the obligation to make the payment for the Shares under Section 2.3.2, and the issuance of the Shares under Section 2.3.3, may be assigned by the Purchaser without consent of the Sellers.

4.4.            Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.5.            Further Assurances.  From and after the date hereof, upon the reasonable request of any party hereto, the other parties will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

4.6.            Entire Agreement.  This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.7.            Expenses.  Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.

4.8.            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of laws of any other jurisdiction.  Any legal action or proceeding in connection with this Agreement or the performance hereof shall be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that any such action or proceeding may not be brought or maintained in one of the above-named courts should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts.  Each of the parties hereto hereby consents to service of process in any such action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, pursuant to Section 4.2 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Section 4.8 does not constitute good and sufficient service of process.  THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

4.9.            Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be duly executed as of the date first above written.

PJC INVESTMENTS, LLC, as Purchaser

By:	/s/ Partrick Curry
Name: Patrick Curry
Title: Managing Member

IRONSIDES P. FUND L.P., as Seller

By:	Ironsides P Fund GP LLC, its General Partner

By:	/s/ Robert C. Knapp
Name: Robert C. Knapp
Title: Manager

IRONSIDES PARTNERS SPECIAL SITUATIONS MASTER FUND II L.P., as Seller

By:	Ironside Partners Special Situations Fund GP LLC, its General Partner

By:	/s/ Robert C. Knapp
Name: Robert C. Knapp
Title: Manager
ACKNOWLEDGED AND AGREED: EMERGENT CAPITAL, INC., solely with respect to Sections 2.3.2, 2.3.3, 4.5 and 4.8.

By:	/s/ Antony Mitchell
Name: Antony Mitchell
Title: CEO

[Signature Page to the to the Rights Purchase Agreement]